Exhibit 99.4

Amendment to AmerUs Group Co. MIP Deferral Plan

     Pursuant to Section 8 of the AmerUs Group Co. MIP Deferral Plan (the “Plan”), AmerUs Group Co. hereby amends the Plan, effective only for deferrals after January 1, 2005, as follows:

1. Section 1 of the Plan is hereby amended by adding the following subsection after subsection 1(n):

(n.1)	“Interest” means the annual return a Participant shall earn on any Non-Matched Deferrals from the MIP Payment Date through the earlier of (i) the end of the applicable Restricted Period and (ii) the payment of such Non-Matched Deferral under Section 10 hereof if applicable. Such return shall equal the 3 Year Constant Maturity Treasury Rate.

2. Section 1 of the Plan is hereby amended by adding the following subsection after subsection 1(p):

(p.1)	“Non-Matched Deferral” means the amount of payment granted under the Management Incentive Plan elected by the Participant to be deferred under the Plan, as described in Section 4A of the Plan.

3. The text of Subsection 1(q) of the Plan is hereby deleted and replaced with the following:

“Participant” means an employee of the Company or any Subsidiary who is eligible for participation in the Plan under Section 3 of the Plan and who elects to participate in the Plan under Section 4 or Section 4A of the Plan.

4. Subsection 1(z) of the Plan is hereby amended by adding the following sentence to the end of such subsection:

For Non-Matched Deferrals, the Restricted Period shall be the period elected by the Participant at the time such deferral is elected.

5. Section 4 of the Plan is hereby amended by adding the following sentence to the end of the first paragraph of such section:

Notwithstanding anything to the contrary in this Section 4, Non-Matched Deferrals under Section 4A of the Plan shall not be used to purchase Stock Units.

6. The Plan is hereby amended by adding the following after Section 4:

Section 4A. Non-Matched Deferrals

With the approval of the Committee, a Participant may elect to defer up to one hundred percent (100%) of the bonuses he or she may receive under the Management Incentive Plan of the Company as a Non-Matched Deferral. Any Non-Matched Deferrals under this Section 4A will not receive an Employer Match and will not be used to purchase Stock Units. At the time of the election under this Section 4A, the Participant shall also elect the Restricted Period applicable to such deferral. The Participant may elect to defer certain portions of such bonus for different Restricted Periods. At the end of the applicable Restricted Period, the Non-Matched Deferral and the accrued Interest on such Non-Matched Deferral will be paid in a lump sum to the Participant in cash.

7. Section 5 of the Plan is hereby amended by adding the following sentence to the end of such section:

Notwithstanding anything to the contrary herein, no Employer Match shall be received on Non-Matched Deferrals.

8. The text of Section 7 of the Plan is hereby deleted in its entirety and replaced with the following.

The Company shall be entitled, if the Committee deems it necessary or desirable, to withhold the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any Non-Matched Deferral, accrued Interest or any Stock Units issued or paid under the Plan, and the Company may defer cashing out any Non-Matched Deferral, accrued Interest or Stock Unit unless the Company is indemnified to its satisfaction against any liability for any tax. The amount of withholding or tax payment shall be determined by the Committee or its delegate and shall be payable by a Participant at such time as the Committee determines. A Participant may satisfy his or her tax-withholding obligation by the payment of cash to the Company or in any other manner determined by the Committee. The Committee shall be authorized, in its sole discretion, to establish such rules and procedures relating to withholding methods as it deems necessary or appropriate.

9. The text of Section 10 of the Plan is amended by substituting the phrase “Non-Matched Deferrals and accrued Interest and/or Deferred Amounts and Corresponding Employer Matches” for the phrase “Deferred Amounts and Corresponding Employer Matches” wherever such phrase occurs in subsections (1) and (2) of such section.